                                                                     EXHIBIT 5.1








                                            October 2, 1995

Hills Stores Company
15 Dan Road
Canton, Massachusetts 02021

Gentlemen:

        We are familiar with the Registration Statement on Form S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission by Hills Stores Company a Delaware corporation (the "Company"). The Registration Statement relates to the proposed public offering by certain stockholders of the Company of an aggregate of 198,272 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), of which 198,026 shares are now issued and outstanding and 246 shares are issuable and to be issued upon the exchange of 858 Series 1993 Stock Rights of the Company (the "Stock Rights").

        We are familiar with the Company's Restated Certificate of Incorporation, as amended, its By-Laws, as amended, the records of all meetings and consents of its Board of Directors and of its stockholders, and its stock records. We have examined such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion. In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        Based upon the foregoing, we are of the opinion that (a) the Company has corporate power sufficient for the issuance in the manner set forth in the S-3 Registration Statement of the shares of its Common Stock issued or to be issued pursuant to the exchange of the Stock Rights and offered pursuant to the S-3 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance and sale of such 198,272 shares, (c) 198,026 of such shares have been validly and legally issued and are fully paid and non-assessable, and (d) when certificates for such shares have been duly executed and countersigned, and delivered against due receipt of the Stock rights, the remaining 246 of such shares will be validly and legally issued, fully paid and non-assessable.